By Fax - (509) 921-7325


1996 April 30


Mr. Allen V. Ambrose
President
MINERA ANDES INC.
3303 North Sullivan Road
Spokane, WA 99216

Dear Allen:

Further to our recent discussions, I am pleased to provide the following proposal for Allan Marter of Waiata Resources ("Waiata") to provide financial advisory services to Minera Andes Inc. ("Minera") as follows:

Duties

Acting in the place of a corporate officer or director, Allan Marter, Principal of Waiata, would be available to provide financial advice on the business of Minera as agreed. This would likely include, but would not necessarily be limited to, oversight of the accounting function and reporting, joint venture negotiations and documentation, business and financial planning, the review and evaluation of investment opportunities, financing activities, dialogue with the company's other advisors and the provision of financial advice to management.

Terms

The fee would be based on a retainer of $1,000 per month, which would entitle Minera to up to two days advisory services from Allan Marter per month, payable to Waiata in cash on acceptance of this agreement (the "Effective Dates") plus monthly thereafter. Additional advisory services would be paid at the rate of $62.50 per hour. Allan Marter would also be eligible for stock options in the company.

Termination

The agreement may be terminated by Minera upon 30 days written notice. Subject to a minimum three month engagement period from the Effective Date. On termination Minera will be liable to pay all accrued and unpaid fees and expenses.


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Expenses and Disbursements

Minera will reimburse all reasonable costs, charges and expenses, incurred by Allan Marter or Waiata under this agreement. Reimbursement will be made against presentation of invoice.

Other Services

It is agreed that Waiata or Allan Marter may provide Minera with professional services not contemplated in Duties above, and in this event the parties shall negotiate a fee in respect of such services in good faith, having regard to customary practice in the market place.

Other Advisors

Minera will not engage any other advisors to provide the services contemplated in this agreement but shall be free to engage such professional and technical advisors as it may require.

Indemnity

Minera Will indemnify and hold Waiata and Allan Marter harmless from and against all losses, costs, expenses and damages paid or suffered or incurred as a result of or arising under this agreement, except as may be occasioned by gross negligence, bad faith or willful default by Waiata or Allan Marter.

Information

Minera will provide such information, documents, data, advice, opinions and representations as Waiata and Allan Marter may reasonably request relating to the company and any services or transactions which are the subject of this agreement (the "Information"). Waiata and Allan Marter shall keep all such Information provided hereunder confidential and shall not, without the prior consent of Minera, disclose any of the Information not already in the public domain except as may be required by law or in connection with legal or regulatory proceedings.

Minera shall ensure that Waiata or Allan Marter is advised on a timely basis of any material change which may be reasonably considered relevant to this agreement.

Minera represents and warrants that any information furnished to Waiata or Allan Marter will not knowingly contain any untrue statement of a material fact, or knowingly admit to state a material fact. Minera agrees that Allan Marter will be present at, or fully informed of, all meetings. discussions and/or negotiations in relation to this agreement.


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
Binding Agreement

Upon execution and delivery by both parties, this letter shall become a binding agreement between the two parties and shall be governed by and construed in accordance with the laws of the State of Colorado.

Allen, I appreciate the opportunity to submit this proposal and look forward to being able to assist Minera in its continued success.

Please confirm your agreement to this proposal by signature below.



WAIATA RESOURCES

/s/ ALLAN J. MARTER
---------------------------------
Allan J. Marter
Principal

Agreed and accepted by:


/s/ ALLAN V. AMBROSE
---------------------------------
MINERA ANDES INC.

Title: President
       --------------------------
Date: 5/1/97
      ---------------------------

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